Sun New Media Inc. PO Box 297, 1142 S. Diamond Bar Blvd Diamond Bar, CA 91765 United States of America T: (604) 871-9909 Ext 322 F: (604) 871-9919

Sun New Media, Inc. Acquires Additional
NASD OTCBB: SNMD	Assets	November 30, 2005
Prime Zone, Diamond Bar, California, November 30, 2005: Sun New Media, Inc. (OTCBB: SNMD) (“SNMI”) announced today that it is acquiring Sun New Media Holdings Ltd (“SMH”) from its parent company Sun Media Investment Holdings Ltd (“Sun Holdings”).
SMH’s assets are: 51% stake in Compass Multi-media Ltd. (“Compass”) and an 85% stake in Sun 365 Multi-media Holding Limited (“Sun 365”).
“Compass Multimedia Ltd” is an e-publishing company and its proprietary GoGoSun platform serves as SNMI’s multimedia distribution and e-publishing arm. Compass markets an online reader application that supports high-functionality multimedia publishing products and can scale to deliver targeted interactive communications to millions of businesses and consumers.
“Sun 365” is a multimedia production company with capabilities in new media, TV production, marketing and event planning that was formed in partnership with Chinese computer giant Lenovo. Currently, Lenovo owns 15% of Sun 365.
Both Compass and Sun 365 are an integral part of SNMI’s Interactive Marketing and e-publishing business initiatives. Previously, SNMI had controlled the management rights to Compass and Sun 365 through a rights and obligation transfer agreement dated July 1, 2005. This transaction allows SNMI to take over ownership of SMH and its subsidiary holdings.
According to the terms of the agreement, SNMI will pay US$1 to Sun Holdings in exchange for a 100% controlling stake in SMH.
About Sun New Media
Sun New Media, Inc. is one of China’s first integrated, interactive business-to-business marketing services company for consumer products companies and their channel and distribution partners. With a core group of businesses that includes advanced interactive content development and distribution units, sales and marketing services, and channel management software solutions, SNMI has plans to capture China’s multi-billion dollar business-to-business (b2b) multimedia services market.
For more information on Sun New Media, Inc., visit the SNMI’s website at: http://www.sunnewmedia.net
Investor Relations Contact: Mr. James Neil * N. America Toll Free: 1-888-865-0901 Ext.322 Email: info@cag-global.com
This press release includes statements that may constitute “forward-looking” statements, usually containing the word “believe,” “estimate,” “project,” “expect” “plan” “anticipate” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of SNMI’s product and services in the marketplace, competitive factors, changes in regulatory environments, and other risks detailed in SNMI’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, SNMI disclaims any obligation to update these statements for revisions or changes after the date of this release.